EXHIBIT E(2)

[GRAPHIC OMITTED]          PORTLAND GENERAL ELECTRIC
                                CORPORATE POLICY

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CASH ADVANCES                                        Effective Date:  11/19/2002
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POLICY

A cash advance, in a minimum amount of $200, will be made available to employees who expect to incur authorized business expenses.

PRACTICE

Funds are not advanced to employees with outstanding overdue advances. An advance is considered overdue if it has not been accounted for within one month of receipt.

Upon completion of the business activity, the employee will submit a check payable to PGE for any remaining advance amount. The check shall be attached to the employee's expense report (see the Employee Business Expense Reimbursement Policy) and submitted to Accounts Payable.

Cash advances not accounted for within 45 days from the issue date of the advance will be deducted from employees' wages.

Cash advances related to business travel, including air travel or overnight stays at other than Company-owned facilities within Oregon, shall be requested on a Travel Authorization Request form and approved as specified in the Business Travel Policy.



Sponsoring Organization:  Controller

Additional Resources:

o   Cash Advance Request Form (PGE 71429)

o   Employee Expense Report Form (PGE 71421, PGE 71915)

o   Travel Authorization Request Form (PGE 71431)

o   Business Travel Policy

o   Employee Business Expense Reimbursement Policy